UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 3, 2014

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 683-7900
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 4, 5, 6, 7 and 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 3, 2014, Qumu Corporation (the “Company”), Sumit Neil Nishnu Rai, Robert Long, Andromeda Capital Partners LLP, and Realise Capital Partners LLP entered into a Share Purchase Agreement (the “Majority Share Purchase Agreement”) pursuant to which the Company purchased substantially all of the issued and outstanding shares of Kulu Valley Ltd., a private limited company incorporated in England and Wales (“Kulu”). On October 3, 2014, the Company also entered into Share Purchase Agreements with holders of options of Kulu pursuant to which the Company purchased the remaining issued and outstanding shares of Kulu (the “Minority Share Purchase Agreements”, and together with the Majority Share Purchase Agreement, the “Share Purchase Transaction”). As a result of the Share Purchase Transaction, Kulu is a wholly-owned subsidiary of the Company. The Share Purchase Transaction was completed on October 3, 2014. As consideration for the Share Purchase Transaction, the Company issued 275,000 shares of its common stock and paid approximately $13,894,000 in cash, for a purchase price of $17,675,000 in aggregate value. The Company acquired approximately $2,898,000 of cash in the transaction resulting in net cash paid in the Share Purchase Transaction of approximately $10,996,000. Under the Majority Share Purchase Agreement, the purchase price was determined based upon estimates of cash, indebtedness and working capital at the closing. There will be post-closing adjustments to these estimates calculated not later than 20 business days after the closing and, subject to dispute as to the adjustment amounts, will be paid to the Company or by the Company within 5 business days of final determination of the adjustment amounts. For purposes of calculating the purchase price attributable to the 275,000 shares of Company common stock issuable in the Share Purchase Transaction, the parties agreed upon a value of $13.75 per share. All of the shares of Company common stock issued in the Share Purchase Transaction were issued to shareholders of Kulu who are also employees of Kulu.

Of the amounts payable in the Share Purchase Transaction, $2.0 million is subject to escrow to secure certain warranty and indemnification obligations to the Company under the Majority Share Purchase Agreement. The escrow funds will be held for a period of 15 months.

Each recipient of the Company’s common stock in the Share Purchase Transaction will enter into a lock-up letter agreement attached hereto as Exhibit 10.1 (the “Lock-Up Agreement”). Pursuant to the terms of the Lock-Up Agreement, the shares received in the Share Purchase Transaction will be restricted from transfer, subject to certain exceptions. The restrictions will lapse as to all of the shares at 365 days following the closing of the Share Purchase Transaction.

On October 6, 2014, the Company issued a press release announcing the transaction. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The foregoing summaries of the Majority Share Purchase Agreement, the Minority Share Purchase Agreements and the Lock-Up Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the respective agreements which are attached hereto as exhibits.

The Majority Share Purchase Agreement and Minority Share Purchase Agreements have been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Kulu. The Majority Share Purchase Agreement and the Minority Share Purchase Agreements contain warranties of the parties thereto made to and solely for the benefit of each other. The assertions embodied in those warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing such agreements. Moreover, certain warranties in such agreements were used for the purpose of allocating risk, rather than establishing matters as facts. Accordingly, investors should not rely on the warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreements and are modified in important part by the underlying confidential disclosure schedules.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

As partial consideration for the share purchase described above, the Company issued 275,000 shares of its common stock to certain shareholders of Kulu. The issuance of the shares was a transaction not registered under the Securities Act of 1933, as amended. Other than agreements with respect to the Majority Share Purchase Agreement, the Minority Share Purchase Agreements, the Lock-up Agreements and as otherwise described in this Current Report on Form 8-K, there are no other agreements between the Company and recipients of these shares.

Based on the manner of sale of the shares and representations from each recipient, including the fact that the sale was made in an “offshore transaction” without the use of “directed selling efforts” in the United States and a representation that each such recipient is not a U.S. Person and restrictions on transfer of the shares during the “distribution compliance period” (as each term is defined in Rule 902 of Regulation S), the Company believes that the issuance is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, Regulation D thereunder and/or Regulation S thereunder.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description
2.1*	Majority Share Purchase Agreement dated October 3, 2014 by and among Qumu Corporation and the Sellers identified therein.

2.2	Form of Minority Share Purchase Agreement dated October 3, 2014 by and between Qumu Corporation and the each Seller thereunder.

10.1	Form of Lock-Up Letter Agreement dated October 3, 2014 by each Recipient of Qumu Corporation Common Stock in the Share Purchase Transaction.

99.1	Press Release issued on October 6, 2014.

* Pursuant to Item 601(b)(2) of Regulation S-K, Qumu Corporation hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to this agreement.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Sherman L. Black
Sherman L. Black
Chief Executive Officer

Date: October 7, 2014